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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-38926, 333-83321, 333-83325, 333-83327, 333-73664,
333-100003, 333-106057, 333-106058 and 333-120154 and Form S-3 No. 333-110389)
of Art Technology Group, Inc. and in the related Prospectus of our reports dated March 9, 2006 with respect to the consolidated financial statements of Art Technology Group, Inc., Art Technology Group, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Art Technology Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

                                        /s/ Ernst & Young LLP

Boston, Massachusetts
March 9, 2006